EXHIBIT 99.1

FOR IMMEDIATE RELEASE	111 Pencader Drive
Newark, DE 19702
P 302.456.6789
F 302.861.3730
T 800.544.8881

www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

Investor Relations Contact:
Jessica Lloyd
The Trout Group
(646) 378-2928
jlloyd@troutgroup.com

SDIX Reports First Quarter 2012 Results and First Advanced
Genomic Antibody Technology Collaboration with a Major
Pharmaceutical Company

Conference Call to Review at 4:30PM ET Today

NEWARK, DE (May 10, 2012) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the quarter ended March 31, 2012.

Revenue for the first quarter of 2012 was $5.6 million, decreasing from $6.6 million for the same period in 2011.  This decrease was primarily related to the timing of IVD sales, a softening biopharmaceutical market, and external regulatory changes in the food industry.

Net loss for the first quarter of 2012 was $1.2 million, compared to a net loss of $658,000 for the same period in 2011.  Net loss for the first quarter of 2011 included income from discontinued operations of $388,000.

The Company also announced that it has established a collaborative relationship with a top 10 pharmaceutical company with the goal of utilizing the advanced Genomic Antibody Technology (“GAT™”) platform to generate monoclonal antibodies against a GPCR target. The advanced GAT™ platform, which builds on SDIX’s antibody generation capabilities, has been shown in internal studies to be effective in raising diverse collections of monoclonal antibodies against GPCR targets. SDIX will employ its advanced GAT™ platform for the discovery of monoclonal antibodies against a specific GPCR target chosen by its collaborator. Resulting antibodies are expected to be incorporated into a clinical assay that is considered essential to this pharmaceutical company’s development of a novel therapeutic.

Regarding the collaboration, Francis M. DiNuzzo, President and CEO of SDIX, stated, “The initiation of this collaboration marks an important step forward for SDIX. We are pleased to have progressed our advanced GAT™ system to the point where pharmaceutical and biotechnology companies are willing to collaborate with us, using our technology to develop monoclonal antibodies against critical targets.”  Klaus Lindpaintner, Vice President of Research and CSO for SDIX, went on to say, “We believe our advanced GAT™ system can establish a new paradigm in monoclonal antibody development for difficult targets such as GPCRs.”  He added, “This collaboration offers us the opportunity to demonstrate our capabilities with a well-regarded antibody development group within a major pharmaceutical company.  We expect to be successful in providing our collaborator with antibodies they have so far been unable to generate."

Commenting on the core business, Mr. DiNuzzo said, “We are taking aggressive actions in our core Life Science business to increase our order flow and believe these actions will allow us to achieve higher revenue as the year progresses. In Food Safety, we are focused on growing our Salmonella and Listeria products, and continue to drive our international market expansion. Food Safety revenue increased over the fourth quarter of 2011 and we believe the improvement will continue in subsequent quarters.”

Financials
Gross profit for the first quarter of 2012 was $3.2 million, as compared to $3.6 million for the same period in 2011.  Gross margins were 57% for the first quarter of 2012, compared to 56% for the same period in 2011.   The revenue from our February 2012 agreement with Becton Dickinson’s BD Diagnostics business unit contributed approximately $900,000 in gross margin during the quarter.

First quarter operating expenses were $4.4 million, a decrease of $303,000 compared to the first quarter of 2011. The overall decrease in SG&A expenses offset the planned R&D investments in SDIX’s next generation GAT™ platform, which increased to $1.1 million from $863,000 in the first quarter of 2011.

Loss from continuing operations for the first quarter was $1.2 million in 2012, as compared with $1.0 million in 2011.  Net loss for the first quarter of 2012 was $1.2 million, or $0.06 per diluted share, compared to a net loss of $658,000, or $0.03 per diluted share, for the same period in 2011.

Life Science Revenues
Life Science revenue decreased to $4.0 million for the first quarter of 2012, as compared to $4.5 million for the same period in 2011.  This decrease was primarily related to order timing in the IVD business where large orders from customers result in quarter to quarter variability, coupled with a softer market in the biopharmaceutical area. This was partially offset by $920,000 of revenue from the BD agreement.

Kit Revenues
Food Safety revenue decreased 18%, to $1.5 million, for the first quarter of 2012, as compared to $1.8 million for the same period in 2011. The decrease is primarily attributable to regulatory changes that have moved a number of our customers away from SDIX’s E-coli products to other testing solutions.

As the Company continued to shift focus away from the Ag-GMO business, revenue for the quarter decreased by $81,000 to $180,000.

Balance Sheet
The Company completed the first quarter 2012 with cash and restricted cash of $10.0 million and stockholders’ equity of $19.0 million.

Conference Call
The dial-in number for the live conference call at 4:30PM ET today will be 877-407-8035 (201-689-8035 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. ET on May 10, 2012 through 11:59 p.m. ET on May 24, 2012. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 394108.

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical, biotechnology and food safety markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives.

In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.  In the food safety market, SDIX continues to expand its footprint as an international supplier of rapid pathogen test technologies that enable more accurate and cost-effective results.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)
	March 31,	December 31,
	2012	2011
ASSETS
Current Assets :
Cash and cash equivalents	$9,798	$10,665
Restricted cash	200	300
Receivables, net	3,313	3,758
Inventories	2,254	2,142
Other current assets	1,159	618
Total current assets	16,724	17,483

Property and equipment, net	4,244	3,890
Other assets	1,247	1,249
Total assets	$22,215	$22,622

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of debt	$200	$300
Accounts payable and accrued expenses	2,720	2,325
Deferred revenue	334	-
Total current liabilities	3,254	2,625

Total stockholders' equity	18,961	19,997
Total liabilities and stockholders' equity	$22,215	$22,622

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues	$5,637	$6,558
Cost of sales	2,442	2,912
Gross profit	3,195	3,646
Operating expenses:
Research and development	1,098	863
Selling, general and administrative	3,287	3,825
Total operating expenses	4,385	4,688
Operating loss	(1,190)	(1,042)
Interest expense, net	(7)	(9)
Loss from continuing operations before taxes	(1,197)	(1,051)
Income tax benefit	-	(5)
Loss from continuing operations, net of taxes	$(1,197)	$(1,046)
Discontinued operations:
Income from discontinued operations	-	388

Net loss	$(1,197)	$(658)
Basic loss per share from continuing operations	(0.06)	(0.05)
Basic income per share from discontinued operations	0.00	0.02
Basic net loss per share	$(0.06)	$(0.03)
Shares used in computing basic net loss per share	20,488,242	20,384,041
Diluted loss per share from continuing operations	(0.06)	(0.05)
Diluted income per share from discontinued operations	0.00	0.02
Diluted net loss per share	$(0.06)	$(0.03)
Shares used in computing diluted net loss per share	20,488,242	20,384,041